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                                                                   EXHIBIT 99.3


                         DENNIS HOROWITZ TELECONFERENCE

                                 WOLVERINE TUBE

                                OCTOBER 26, 2000

                                   9:30 AM CT

        OPERATOR: Excuse me, everyone. We now have Wolverine Tube's management team in conference. Please be aware that each of your lines is in a listen-only mode. At the conclusion of the presentation, we will open the floor for questions. At that time, instructions will be given as to the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Thomas Johnson. Mr. Johnson, you may begin.

        MR. THOMAS JOHNSON: Thank you. Good morning and thank you for joining us today. This is Thomas Johnson, Director of Investor Relations and Communications. I would like to welcome you to Wolverine's conference call on the Third Quarter for 2000. With me today are Dennis Horowitz, President and Chief Executive Officer and Jed Deason, Executive Vice President and Chief Financial Officer.

        Before Dennis and Jed summarize the Company's performance, I would like to remind you that much of what we will discuss today involves our view of where the business is going--in other words, forward-looking statements. We wish to caution you that such statements are our expectations, and actual results may differ materially.

        I would also like to mention that in response to the new Regulation FD rules, this conference call is being webcast and is open to the media and individual investors. Additionally, as a reminder, fifteen days prior to the end of the quarter, we will enter a "quiet period" when we will not comment on the outlook for that quarter's financial results or expectations. Outside of the "quiet period" we will continue to meet with investors, analysts, the media and others, in both group and one-on-one settings. A calendar of events is maintained on the Company's website and a copy of our presentations used during these meetings may be obtained by calling me at 256-580-3969. At this time, I would like to turn the call over to Dennis.

        MR. DENNIS HOROWITZ: Thank you, Thomas. Again, good morning and welcome to our conference call. I am pleased to report that for the third quarter of 2000 Wolverine earned 40 cents per diluted share, a 21% increase over last year, and was ahead of the consensus estimate of 39 cents per share. Net income in the third quarter was $5 million, or 40 cents per diluted share, compared to net income before restructuring charges of $4.3 million, or 33 cents per diluted share, for the third quarter of 1999.

        Total pounds of product shipped in the third quarter of 2000 was 97.1 million pounds, compared to 99.3 million pounds in the year-ago quarter.

        Net sales for the third quarter of 2000 totaled $171.1 million, a 4% increase over the third quarter of 1999. The increase in net sales for the quarter was favorably impacted by increased volumes in technical tube, industrial tube, fabricated products, rod, bar and strip. Offsetting this




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increase were lower volumes and prices of wholesale products. However, the increase in net sales was primarily due to higher average copper prices. The average COMEX price of copper in the third quarter of 2000 was 87 cents per pound compared to 78 cents per pound in the same period of 1999.

        The quarter just completed was the fourth consecutive quarter in which we experienced an improvement in gross profit. Furthermore, income from continuing operations, before restructuring charges, improved 9% over 1999 levels to $10.7 million. While we enjoyed a richer mix of products sold this quarter versus the third quarter of 1999, to a large extent the improvement we are seeing is a result of our cost-reduction and reengineering programs. Our business strategy has been quite effective over the past year, and we intend to carry this forward into 2001.

        Jed will now provide some insights behind the numbers for the third quarter. Then I will make some closing remarks regarding where we see the business today and where we think it is going.

        MR. JED DEASON: Thank you, Dennis and good morning to everyone. As previously mentioned, in the third quarter of 2000 total pounds of product shipped decreased 2% over the comparable period last year to 97.1 million pounds, reflecting improvement in the technical tube, industrial tube, fabricated products, and rod, bar and strip products. This was offset by a decrease in our wholesale products.

        Shipments of commercial products increased 5% to 57.9 million pounds as compared to the third quarter of 1999, primarily the result of a strong increase in demand for technical tube over the prior year period. To a lesser extent, shipments were positively impacted by an increase in demand for fabricated products and a continued healthy demand for industrial tube. Alloy tube shipments are lower in this quarter of 2000 than in the third quarter of 1999, reflecting our product rationalization in this product group.

        Shipments of wholesale products totaled 17.7 million pounds, a 31% decrease over last year's third quarter of 25.5 million pounds. It's our opinion that on a year-over-year basis wholesale products have been negatively impacted by rising copper prices and interest rates, which have in turn caused a slowdown in the residential construction markets in both the United States and Canada. This has adversely affected both demand and pricing for wholesale products.

        Compounding this macro-economic issue, shipments in Canada have been impacted by offshore competition entering the marketplace. To a large extent, we've been able to stem this inflow with enhanced customer incentive sales programs. In addition, with the strong demand in our commercial products segment, production capacity was shifted away from this segment to the higher value-added products.

        Shipments of rod, bar and strip products increased 15% to 21.6 million pounds as compared to the third quarter of 1999. This primarily reflects the positive impact of higher shipments of strip from the WRI joint venture. To a lesser extent, higher shipments of rod and bar products from our Montreal facility also contributed to this increase.

        Fabrication revenues for the Company totaled $80.2 million, a 1% increase over the prior year's third quarter. On a per unit basis, fabrication revenues were 83 cents per pound, an increase of three cents per pound from the third quarter of 1999.





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Looking at each segment, fabrication revenues in commercial products increased about 8% to $63.6 million on higher volume levels and a richer mix. The $63.6 million of fabrication revenues reflects increases in technical tube, industrial tube and fabricated products. On a per unit basis, fabrication revenues were $1.10 per pound, an increase of three cents per pound from the third quarter of 1999, reflecting the price increase of alloy tube resulting primarily from product rationalization. In general, other prices remained steady with some upward pressure in industrial tube and technical tube due to increased global demand and mix of products.

         Our fabrication revenues in wholesale products decreased 45% to $6.2 million from the prior year's third quarter, reflecting weaker demand and pricing in both the United States and Canada, as was previously discussed. On a per unit basis, fabrication revenues were 35 cents per pound, a nine cent per pound decrease from the third quarter of 1999.

         Rod, bar and strip fabrication revenues increased 19% to $10.3 million from the third quarter in the prior year. On a per unit basis, fabrication revenues were 48 cents per pound, an increase of a penny per pound from the third quarter of 1999.

         Looking at gross profit, gross profit in the third quarter of 2000 increased 7% to $19.1 million. It is important to note that if you were to hold energy and fuel costs constant quarter-over-quarter, gross profit would have actually increased by about 9% to $19.6 million. We were able to absorb these increases through our efficiency programs.

         Gross profit for Commercial Products increased 15% to $16.6 million, which was the result of operating efficiencies, increased technical tube volumes and, to a lesser extent, volume increases for industrial tube and fabricated products. Also, pricing was improved in alloy tube, which was offset by a decrease in volume in the alloy tube.

         Gross profit for Wholesale Products decreased 30% to $2.0 million, reflecting the previously-discussed decline in demand and pricing.

         Gross profit for Rod, Bar & Strip decreased $87,000, as the result of integration costs associated with WRI and some unexpected maintenance expenses at the joint venture during the quarter.

         Selling, General and Administrative expenses was $8.4 million in the third quarter of 2000, as compared to $8.1 million in the third quarter of 1999. This increase was primarily due to an increase in post-retirement health care expenses and, to a lesser extent, variable incentive compensation. Having said that, our SG&A cost remains approximately 5% of sales and is down from the second quarter of 2000. Headcount and discretionary spending remain under control.

         Compared to the prior year, net interest expense decreased $341,000 to $3 million in the third quarter of 2000, reflecting an increase in capitalization of interest in conjunction with Project 21.

         The effective tax rate for the third quarter of 2000 was 35.9%, as compared to 33.6% in the third quarter of 1999. During the quarter, the Company had more income from tax jurisdictions with higher tax rates than it did in the year-ago quarter.





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         At the end of the third quarter of 2000, the Company had repurchased
179,900 shares of common stock under our current 1 million-share repurchase program.

         Looking at come balance sheet information, at the end of the quarter cash was $18.5 million. Accounts receivable were $110.1 million, which reflects an increase in copper prices and the addition of Wolverine Joining Technologies, whose accounts receivable were $7.5 million. At the quarter end, we had days sales outstanding at 49 days and accounts receivable turns at 7.5 times, compared to days sales outstanding of 47 days and turns of 7.8 times in 1999. As expected, this increase is the result of a higher percentage of international sales from both WRI and our Shanghai facility. As an indication of our focus on working capital controls, days sales outstanding for North America improved to 41 days, versus 42 days in the comparable period of last year.

         Inventories increased $16 million to $106 million, which included the effect of higher copper prices during the quarter and $2.8 million of inventory from Wolverine Joining Technologies. The good news is that our inventory turns improved to 9.1 times versus 8.2 times in the comparable year-ago quarter. Debt was $238.9 million, which was comprised of the $150 million in Senior Notes and $88.9 million outstanding under the revolving credit facilities. The Wolverine Joining Technologies acquisition was financed through the revolving credit facility; and, at the end of the quarter stockholders equity was $231.4 million.

         In addition to these items, depreciation and amortization was $4.3 million for the quarter and $13.3 million year-to-date. EBITDA was $15.1 million for the quarter and $54.2 million year-to-date; and capital spending was $9 million in the quarter and is $25.3 million year-to-date. Capital spending should be in the range of $25 to $38 million for the full year. Year-to-date, net cash provided from operations was $18.5 million, compared to $1.9 million in 1999. For the third quarter of 2000, net cash provided from operations was $5.8 million, compared to a use of cash of $6.6 million in the third quarter of 1999.

         Now I'd like to turn the call back to Dennis.

         MR. DENNIS HOROWITZ: Thank you, Jed.

         The growing domestic and international demand for our products is encouraging and the majority of our customers have a positive outlook going forward.

         Demand for industrial tube, used in residential air conditioners, continues to be seasonally strong. While a cool summer in the northeast impacted segments of the industry, as a whole our broad customer base with its geographic dispersion, mitigated the impact on our business. As a result, we believe that we will end the year 2000 with record high sales for this product group. While unitary air conditioner inventory levels reported by ARI are above last year's levels, they do appear to be declining and our large, diverse customer base is optimistic about the 2001 cooling season.

         Technical tube, used in commercial chillers, was a bit stronger than expected this quarter and continues to show positive momentum. We remain focused on maintaining our domestic business and expanding market share overseas. In fact, we recently added a third shift at our Shanghai facility to meet the growing demands for the Company's products and we continue to enjoy market penetration in Europe.




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         Similarly, demand for fabricated products is up versus last year, and we are continuing to see additional domestic and global growth opportunities for this product group.

         In the wholesale products market, which consists of plumbing and refrigeration tube, we have seen both the demand and pricing stabilize albeit at the lower levels previously discussed. But, as also previously discussed, this is a commodity product with its attendant volatility.

         In terms of our strip business, we are continuing to see significant opportunities, both in North America and around the globe.

         As you know, during the quarter we completed... this quarter we completed the acquisition of the Joining Technologies business from Engelhard. The reaction of both our customers and the investing/investment community has been very favorable. To this end, we are already experiencing opportunities to leverage our respective customer bases by offering a wider range of complementary, high-quality products. Further, we expect to enjoy manufacturing and infrastructure synergies as we assimilate the business into Wolverine.

         Financially the transaction is expected to be EVA positive and accretive to Wolverine's future earnings and cash flow. On a fully-diluted earnings per share basis, we anticipate the transaction to be accretive by approximately 12 to 15 cents per share in 2001, with little to no impact on earnings per share during this year's fourth quarter. In 2002, we anticipate the transaction to be accretive by about 20 cents per share as we more fully realize synergies from the transaction.

         In conclusion, the success of our balanced strategy is evident in our increased market share and stronger financial results. The outlook for most of our markets is good and global demand for our products, in particular technical tube, is improving. Product shipped is on-target for another record year. Our reengineering and cost cutting programs continue to favorably impact across our Company. Our gross profit continues to show substantial improvements in absolute dollars and quality of profits. And we purchased Wolverine Joining Technologies at the right price. It will be accretive from both an EPS and EVA standpoint, and is well known for its brand names, high quality, fast deliveries and technical support.

         Now Jed, Thomas and I would be happy to answer any questions that you may have. Operator, would you please open the line for questions.

         OPERATOR: Thank you. At this time we will open the floor for questions. If you would like to ask a question, please press the star key, followed by the one key on your touch-tone phone now. Questions will be taken in the order in which they are received. If at any time you would like to remove yourself from the questioning queue, please press star-two. One moment.

         Our first question comes from Laurie Goldstein with Gilford Securities.

         MS. LAURIE GOLDSTEIN: Hi, guys. Congratulations.

         MR. DENNIS HOROWITZ: Thank you, Laurie. How are you?

         MS. LAURIE GOLDSTEIN: Good. I wanted to ask if you could give us some flavor, since you didn't mention it, about the cost of energy?





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         MR. DENNIS HOROWITZ: Sure. As everyone knows, of course, since roughly
May/June of this year, energy prices have gone up quite precipitously. And we, just like all manufacturers of copper and similar type products, are large users. In the third quarter of this year, incrementally over last year, we have experienced about $500,000 more in energy-related expenses. Based on what we see in the fourth quarter, we expect no change in that incremental amount. We have, as we've said in our prepared remarks, been able to absorb those expenses and still meet and in fact exceed this quarter, as we had in the first two quarters of 2000, analyst expectations.

         MS. LAURIE GOLDSTEIN: Right...

         MR. DENNIS HOROWITZ: Going forward, of course, one has to take an educated guess. We do in conjunction with our analysts as to where energy would be. We continue to assume that it will be on the high side, exacerbated, for example the conflict that is now going on in the mid-east, but we've factored that into the numbers we included in our press release. If those were to mitigate, we would expect to see benefits fall to our bottom line.

         MS. LAURIE GOLDSTEIN: Okay. Thank you.

         MR. DENNIS HOROWITZ: Thank you.

         OPERATOR: Our next question comes from Gary Goldstein from Gilford Securities.

         MR. GARY GOLDSTEIN: Hi, guys. Congratulations on the quarter.

         MR. DENNIS HOROWITZ: Thank you, Gary.

         MR. GARY GOLDSTEIN: Could you guys walk us through two thing? One is we had talked about oil prices--is it oil or natural gas that is actually the cost to you guys?

         MR. DENNIS HOROWITZ: It's principally natural gas.

         MR. GARY GOLDSTEIN: Okay, so we should be tracking that. And number two, can you walk us through the overseas? I wanted to hear about Shanghai and where that was going. And if you guys could just real quickly and briefly give us some color on the Engelhard acquisition and where that's going to take us.

         MR. DENNIS HOROWITZ: Sure. In terms of Shanghai, that has been a real win for us, not just financially, and those returns are very high. Sales are above expectations; profits are where we would hope they would be given the increase in volumes. But for me, the most important thing is that we have had a very, very wide acceptance from our customer base in terms of the quality, delivery and especially the technical support required for our customers to use the technical tube. A lay person, a lay person in terms of understanding our industry, might assume that one manufactures these tubes and gives them to the customer and they simply put it in the machines. That's not the case. The amount of technical support, the amount of testing, the amount of matching the tube to the system the customer is building for its customers is extremely important. That reception has been so great that, as I mentioned in our prepared remarks, we have gone to a third shift and in fact we are prepared, as we had anticipated when we closed Roxboro, to begin to send even more Roxboro equipment to Shanghai to increase, at very little cost, capacity there in both the technical tube and potentially for other enhanced product offerings.





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         MR. GARY GOLDSTEIN: So, would we see an expansion in facility sizes now?

         MR. DENNIS HOROWITZ: No, the footprint, Gary, was always designed in contemplation of increasing capacity so any expense that went in there would be relatively modest. It would be principally in support equipment for the technical tube machinery that we have in place that we freed up as part of our Roxboro strategy.

         MR. GARY GOLDSTEIN: Great. So, we'll see some benefits from preplanning?

         MR. DENNIS HOROWITZ: That is exactly right.

         MR. GARY GOLDSTEIN: Okay. And the workforce, if you just talk to us, because I know there has been a lot of concern of North America getting qualified workers in the plants. What have you guys seen over there?

         MR. DENNIS HOROWITZ: We've actually had very good experience in our workforce, and while it is a little early to talk about it in much specificity, I wouldn't be surprised to see that that workforce will be entirely local Chinese people at every single level of management and every single level of support person in the factory, because we have done a good job in planning and training and you will probably hear something about that from us in the upcoming months. In terms of Joining Technologies, we have been cautious over the past several years in terms of making an acquisition. We said if we made one, it would have to be strategically synergistic, and it would have to be EVA, EPS, cash and management accretive, and we believe that is exactly what joining technologies brings to the party.

         When I talk about strategically accretive, I mean that it has to fit in terms of a customer base, in terms of process, in terms of globalization, in terms of product similarity, in all or some of those areas, and certainly this does in many respects. While roughly half of Joining Technologies services the HVAC/R industry, the other half services things like electrical, lighting, cutting tools, aerospace and many others. The quality of the product is very, very well known and very highly regarded across the industry. It services the plumbing industry, which is important to us both in Canada and the United States. It will pull-through Wolverine products, we will pull-through Joining Technologies products. And one of the potentially strongest upsides is under Engelhard, the Warwick facility that we acquired was confined in terms of its market geography to North America. Other Engelhard joint ventures were addressing less effectively than we can on some of the international marketplaces in terms of the Orient, in terms of Mexico, in terms of Europe. We will immediately begin to use our distribution channels, our facilities in place, our people in place, to expand into those regions and the initial contacts that we have made across the world are very favorable. So, we think this is, for us, an excellent opportunity and, frankly, we think it is an excellent opportunity for our customers and our new colleagues in Warwick.

         MR. GARY GOLDSTEIN: I really appreciate it. Could I just get one more quick question? As far as copper goes, a lot of different matrices have the price of copper going up towards the dollar and maybe a little north of there, although we have seen somewhat of a slowdown. We are still talking 78 last year versus what we are seeing this year. As copper goes up, and I know that most of your pass-through, but could you walk us through any potentials on the upside or the downside for copper prices continuing to rise?





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         MR. DENNIS HOROWITZ: Where copper goes, of course, is as good a guess, you've made it as good of a guess as we could. It wouldn't surprise us if it went up from where it is today. You're absolutely right, the vast majority of copper is a pass-through to our customers. As a consequence, we would see no detriment to our P&L if it were to rise and I think it is very important to mention that silver is a pass-through to the customers of Joining Technologies, so changes there would not hurt us in any regard. The only place that copper is problematic for the whole industry, not just us, is some of the wholesale products, and we take steps to hedge that just a little bit if we think that it is going up, and we don't think that there is any downside to us if there are movements from where we are up another five, six, seven, ten cents.

         MR. GARY GOLDSTEIN: No danger with scrap market right now?

         MR. DENNIS HOROWITZ: No, scrap market wouldn't present a problem for us, either.

         MR. GARY GOLDSTEIN: Does the price diverge from virgin copper? As the prices go up, is there any divergence at all?

         MR. DENNIS HOROWITZ: Yes. We do find as a matter of historical experience that the higher virgin copper prices go up, the more availability there is of good scrap and we would take advantage of that and some benefit of doing that.

         MR. GARY GOLDSTEIN: Great. Thank you guys very much and congratulations on the quarter.

         MR. DENNIS HOROWITZ: Thank you.

         OPERATOR: Thank you. Once again, if you would like to ask a question, please press the star key followed by the one key on your touch-tone phone now. Our next question comes from Michael Regan with Credit Suisse First Boston.

         MR. MICHAEL REGAN: Hi. It's Michael Regan from Gilford Securities. I wanted to just ask a quick question. Dennis, as you look through the numbers, you are saying 12 to 15 cents accretion in `01 from the Joining acquisition. It feels like as you look at the numbers then, you're backing off kind of the performance of the base business in `01 a little bit. Everybody had kind of, consensus estimates had kind of been in the $2 to, $2.05 to $2.15 range, call it, with the accretion and the new guidance from $2.02 to $2.12. So, can you give us some sense of where you're concerned about the base business for the next year? Kind of reign-in people's expectations?

         MR. DENNIS HOROWITZ: Sure, Mike. First, in terms of the base business itself, we really have no concerns beyond the normal risks that we speak about on a regular basis. The only reason why it is that we were more conservative in the guidance that we gave in our press release than some of the analysts have published previously, is that the combination that the combination of increased energy costs and increased normal medical expenses has the potential of impacting our P&L in excess of two million dollars. And that two million dollars is roughly equivalent to ten cents a share. We have been successful in offsetting, thus far, the energy price




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increases, but for a company our size, ten cents a share, non-operating-related, of course energy has an operations effect, but not a market or product or pricing or quality issue, not operating in those respects, is simply something that we have to deal with and it's a large number. So we want to just alert everybody to the fact that that consensus share is something we have to deal with. We are in the middle of our budget process now, and whether or not we are able to mitigate it to a full extent or part extent is still something we have to address. But we feel more comfortable letting people know its out there and that the guidance we gave is what today we believe we can attain and not disappoint anyone in the process.

         MR. MICHAEL REGAN: And then, specific to the industrial tube business, you are still relatively confident about that business for '01. It seems as if you've gotten pretty good feedback from your HVAC customers, and yet in yesterday's conference call York is dramatically taking down expectations for their Bristol compressor business, which goes specifically into the unitary market for your industrial tube business addresses, and it's not only York-related, it's a broader customer base. Does that give you any additional concern? I'm surprised you are confident for industrial for '01, given that it seems to be a broader-based issue.

         MR. DENNIS HOROWITZ: Let me speak first retrospectively. There has been over the past number of months concern expressed by a number of people about demand for unitary product and the tubes that may or may not go in there. Yet, in the third quarter of this year, we've continued to grow that business handsomely, we continued to penetrate markets and we continued to enjoy a very, very good relationship with a very broad-based group of customers. Undoubtedly, the industry will have challenges going forward. There is no question about the fact that we will have challenges going forward, but as we look at what we've accomplished we look at what we are bringing on board in terms of capacity, if we look at what we've done in terms of quality, and if we look at in terms of our customer base and what they are telling us, we do not expect to see a net negative impact going forward. Now, if everything were perfect across the country in terms of weather, it would be higher still. And we have taken that into account into the numbers that we have included in our guidance for 2001.

         MR. MICHAEL REGAN: And then finally, you talked about the uptake technical and we all know that is your most profitable segment, but it is unclear to me. I can't get really a sense given the uptake in technical, I guess I am a little surprised your earnings weren't higher. So was there something else going on in commercial? The numbers in wholesale are pretty clear from a profit standpoint. Was there something else happening in the commercial businesses where profitability wasn't up to what you expected?

         MR. DENNIS HOROWITZ: Well, first we had a pretty strong increase in the profitability of commercial business quarter-over-quarter and year-over-year, so we...

         MR. MICHAEL REGAN: Right, but that's not a shock, Dennis, just given the rebound in the technical market.

         MR. DENNIS HOROWITZ: Oh, absolutely, Mike. The only thing that I will say is that of course we do have the energy costs. As a consequence of that, we do have in SG&A some amount of money related to medical expense that Jed mentioned, and those diminished what would otherwise be a stronger profit component. And another thing that occurs always is that as one ramps up, it always costs you a little more in the ramp-up process than the steady-state process and the technical tube demand that we have seen in the third quarter as we had expected is higher than it was relatively speaking than the first and second, and we have a little bit of ramp-up expense in there.




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But we will continue to enjoy, we hope, profitability. You and I have had, publicly, conversations about what the profitability of technical tube is and should be and I would just refer back to those conversations and say that over the years in terms of just direct costs of labor, of energy, of insurance, and the pricing pressures that we and everybody else feel, tend to detract from what has been historically perhaps even higher levels of profitability in what is otherwise for us a good product.

         MR. MICHAEL REGAN: And then, finally, Jed, it looks like free cash flow for the first nine months is about $8 million better than it was for the first nine months of last year. Still a use, but about $8 million better. What's your free cash flow target for the full year?

         MR. JED DEASON: Mike, I think as we have previously discussed, we are going to have positive free cash flow for the year. That is still our objective, and with what we see in the fourth quarter and what we are projecting so far as changes in our operating assets and liabilities, our capital spending, which we are now projecting to be two or three million dollars lower than we have talked about for the year in previous conversations. We think we will be able to deliver a positive free cash flow for the year. That number is not going to be as high or at the level as we had hoped or as we anticipated for several reasons. We have not done a job that we have wanted to do on managing our vendors and our accounts payable. We do have a program in place to improve that and we think that will begin to give some improvement in the fourth quarter. But also, if you look at the third quarter and the fourth quarter, cost of copper has impacted our accounts receivable on a dollar-for-dollar basis. Accounts payable on a dollar-for-dollar basis too, also. But also our inventories and, in addition, our inventory levels are somewhat that we had hoped at this time with the slowdown in the demand for the wholesale products. I think some of that will carry over into the fourth quarter and mitigate somewhat a healthy improvement in cash flow, but I think we feel at this point in time we will have positive but not to the eight or nine million dollars that we had discussed previously.

         MR. MICHAEL REGAN: In cap spending, maybe you made a mistake. You said the was 25 to 38. You meant 35 to 38...

         MR. JED DEASON:...I meant 35, if I said 25...I meant 35 to 38. Previously we'd been talking as high as 40 million, so we've come off that a little bit.

         MR. DENNIS HOROWITZ: And I would just add, Mike, again, I think it's a question that you have appropriately asked us a number of times. We are on track in terms of our Project 21. We are beginning to enjoy, although we've always said the predominance of the impact will begin in the second half of 2001, some of the benefits of that program. So our concentration on return on those investments still remains pretty sharp, and our control over those investments remains where it needs to be.

         MR. MICHAEL REGAN: And, Dennis, I guess the final question is, if there is in the past, when you've had some weakness in the industrial market, you were able to sorta offload that. The wholesale market was doing pretty good, so you were able to shift some production. The wholesale market seems to be really kind of bumping along the bottom; is there a potential offset if the industrial market is weaker than you've anticipated?




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         MR. DENNIS HOROWITZ: Well, we have a couple of offsets, Mike, that we haven't had previously. Whether they would offset one-for-one, I'm not prepared to say, but WRI certainly is a big offset in that we're enjoying higher sales and profitability on a year-to-date basis and global penetration that we haven't had before, so that's an offset. Joining Technologies certainly is an offset. Fabricated Products, especially when you couple it with the broader offering that Joining Technologies brings to the party, is an offset. And what we're doing in China and what we're doing in Europe is an offset, so we become less sensitive, as we continue through our strategy, to individual marketplaces. But the profundity of a big drop in one is always questionable in terms of whether you can offset it with the others, but we're certainly making progress in that regard.

         MR. MICHAEL REGAN: Great. Thanks very much.

         MR. DENNIS HOROWITZ: Thank you.

         OPERATOR: I am showing no further questions at this time.

         MR. DENNIS HOROWITZ: I would like to thank everybody for joining us on this call. We look forward to speaking with you in the future and have a nice day. Thank you very much.

         OPERATOR: Thank you for participating in today's teleconference, you may now disconnect your lines.


                          CONCLUSION OF CONFERENCE CALL




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